FOR IMMEDIATE RELEASE

HarborOne Bancorp, Inc. Announces 2020 Annual Meeting of Shareholders Date

BROCKTON, MA – April 1, 2020 – HarborOne Bancorp, Inc. (the “Company”) (NASDAQ: HONE), announced that the Company’s 2020 annual meeting of shareholders (the “Annual Meeting”) is expected to be held on September 25, 2020. At the Annual Meeting, it is anticipated that shareholders will consider the election of directors whose terms expire in 2020, the ratification of the appointment of the Company’s independent registered public accounting firm, and the approval of an equity incentive plan.

Because the date of the Annual Meeting has been delayed by more than 30 days from the anniversary date of the 2019 annual meeting of shareholders held by the Company’s predecessor, the Company has set a new deadline for the receipt of shareholder proposals submitted pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), for inclusion in the Company’s proxy materials for the Annual Meeting. In order to be considered timely, such proposals must be received by the Company’s Secretary no later than May 14, 2020.  Any proposal submitted after the above deadline will not be considered timely and will be excluded from the Company’s proxy materials. Proposals of shareholders must also comply with rules of the Securities and Exchange Commission (the “SEC”) regarding the inclusion of shareholder proposals in proxy materials and the Company may omit from its proxy materials any proposal that does not comply with the SEC’s rules.

Additionally, in accordance with the advance notice provisions set forth in the Company’s bylaws, in order for a shareholder proposal to be submitted outside of Rule 14a-8 of the Exchange Act or a director nomination submitted by a shareholder to be considered timely, it must be received by the Company’s Secretary not earlier than May 28, 2020 and not later than June 27, 2020.

Contact: Linda Simmons, SVP, CFO (508) 895-1379

About HarborOne Bancorp, Inc.

HarborOne Bancorp, Inc. is the holding company for HarborOne Bank, a Massachusetts-chartered savings bank. HarborOne Bank serves the financial needs of consumers, businesses, and municipalities throughout Eastern Massachusetts and Rhode Island through a network of 25 full-service branches located in Massachusetts and Rhode Island, one limited service branch and a commercial lending office in each of Boston, Massachusetts and Providence, Rhode Island. The Bank also provides a range of educational services through “HarborOne U,” with classes on small business, financial literacy and personal enrichment at two campuses located adjacent to our Brockton and Mansfield locations. HarborOne Mortgage, LLC, a subsidiary of HarborOne Bank, is a full-service mortgage lender with more than 30 offices in Massachusetts, Rhode Island, New Hampshire, Maine, New Jersey and Florida and is also licensed to lend in four additional states.